CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

BIOPLUS LIFE CORP

No. 9 & 10, Jalan P4/8B

Bandar Teknologi Kajang

43500 Semenyih

Selangor Darul Ehsan, Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 4 of Bioplus Life Corp of our report date June 13, 2019, relating to our audit of the consolidated balance sheets of Bioplus Life Corp as of December 31, 2018 and December 31, 2017 and the related consolidated statements of income, stockholders’ equity, and cash flows for the for the each of the two years in the period ended of December 31, 2018 and December 31, 2017.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

__/s/ Total Asia Associates PLT__

TOTAL ASIA ASSOCIATES PLT

KUALA LUMPUR, MALAYSIA

JUNE 13, 2019